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As filed with the Securities and Exchange Commission on October 23, 2019

Registration No. 333-234022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aesthetic Medical International Holdings Group Limited
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

1122 Nanshan Boulevard
Nanshan District, Shenzhen
Guangdong Province, China 518052
Telephone: +86 (755) 2559 8065
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Telephone: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ke Geng, Esq. O'Melveny & Myers LLP Yin Tai Center, 37th Floor No. 2 Jianguomenwai Ave Chao Yang District Beijing, China 100022 Telephone: +86 (10) 6563 4200	Ke Zhu, Esq. Li Han, Esq. O'Melveny & Myers LLP 31/F, AIA Central 1 Connaught Road, Central Hong Kong Telephone: +852 3512 2300	Michael Benjamin, Esq. Ian Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834 Telephone: +1 (212) 906 1311	Benjamin Su, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place Central, Hong Kong Telephone: +852 2912 2728

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered(1)(3)	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Ordinary Shares, par value US$0.001 per share(2)(3)	8,625,000	US$4.34	US$37,432,500	US$4,536.82(4)

(1)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2)
Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the ordinary shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters upon the exercise of the underwriters' option to purchase additional shares. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-234191). Each American depositary share represents three ordinary shares.

(4)
Previously paid.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

        This Amendment No. 2, or this Amendment No. 2, to the Registration Statement on Form F-1 (File No. 333-234022), or the Registration Statement, of Aesthetic Medical International Holdings Group Limited is being filed solely for the purpose of filing an exhibit, as indicated in Part II of this Amendment No. 2, and amending and restating the exhibit index set forth in Part II of this Amendment No. 2. No changes have been made to the Registration Statement other than this explanatory note as well as the revised versions of the facing page and the exhibit index of the Registration Statement. This Amendment No. 2 does not contain the preliminary prospectus that forms a part of the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on October 15, 2019. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II of the Registration Statement.

 Part II
Information not required in prospectus

Item 6.    Indemnification of directors and officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering amended and restated articles of association that we expect to adopt to become effective immediately upon completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, costs, charges, expenses, losses, and damages incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, which is to include without prejudice to the generality of the foregoing, any costs, expenses, losses or damages incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent sales of unregistered securities

        In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were used in the below issuances.

  1.
  On December 8, 2016, we issued a convertible note at principal amount of US$8.7 million (equivalent to RMB60.2 million) to Peak Asia Investment Holdings V Limited.

  2.
  On December 8, 2016, certain companies of our founders, being Pengai Hospital Management Corporation, Seefar Global holdings Limited and Jubilee Set Investments Limited issued exchangeable notes at principal amounts of US$1.3 million, US$6.4 million and US$6.2 million, respectively, or an aggregate of US$13.9 million, to Peak Asia Investment Holdings V Limited. At any time or before the maturity dates of the exchangeable notes, Peak Asia Investment Holdings V Limited has the right to require the exchangeable notes issuers to exchange the exchangeable notes, in whole, but not in part, for our series B preferred shares at any time.

  3.
  On September 20, 2018, we entered into an investment agreement with Wise Sunny Limited, or the Wise Sunny Investment Agreement, pursuant to which we issued 408,778 ordinary shares to SCI Aesthetic Holding Co., Ltd., a wholly-owned subsidiary of Wise Sunny Limited, for total proceeds of RMB13.0 million (US$1.9 million).

  4.
  Pursuant to the Wise Sunny Investment Agreement and its supplemental agreements dated November 1, November 15, and December 31, 2018, we issued to SCI Aesthetic Holding Co., Ltd. 175,094 ordinary shares and 214,347 ordinary shares for total considerations of US$802,900 and RMB6.8 million (US$1.0 million), respectively.

  5.
  On June 1, 2019, we issued 5,940,452 ordinary shares to Shengli Family Limited at par value.

  6.
  We have granted options to purchase our ordinary shares to certain of our directors, executive officers, employees and other eligible awardees of our Share Incentive Plan as described in "Management—Share Incentive Plan." As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 5,940,452.

Item 8.    Exhibits and financial statement schedules

(a)   Exhibits

        See Exhibit Index beginning on page II-3 of this registration statement.

(b)   Financial Statement Schedules

        All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (4)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 Exhibit index

Exhibit number		Exhibit title
1.1		Form of underwriting agreement
3.1	†	Further amended and restated memorandum and articles of association of the registrant, as currently in effect
3.2	†	Form of fourth amended and restated memorandum and articles of association of the registrant, to be effective immediately upon completion of this offering
4.1	†	Form of deposit agreement between the registrant, the depositary and owners and holders of the ADSs
4.2	†	Form of registrant's specimen American depositary receipt (included in Exhibit 4.1)
4.3	†	Registrant's specimen certificate for its ordinary shares
4.4	†	Further amended and restated shareholder and note holder agreement between the registrant and other parties named therein dated December 31, 2018
4.5	†	Convertible note dated December 8, 2016 between the registrant and Peak Asia Investment Holdings V Limited
4.6	†	Form of letter agreement in relation to the exchangeable notes between the holder and issuers of the exchangeable notes dated September 30, 2019
4.7	†	Form of the exchangeable notes between the holder and issuers of the exchangeable notes
5.1	†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8.1	†	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.2	†	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
8.3	†	Opinion of O'Melveny & Myers regarding certain US tax matters
10.1	†	Form of indemnification agreement between the registrant and directors and officers
10.2	†	Form of employment agreement between the registrant and officers
10.3	†	English translation of supplemental real estate lease agreement dated May 9, 2017 by and between Shenzhen Pengai Aesthetic Medical Hospital and the lessor
10.4	†	English translation of real estate lease agreement dated February 28, 2017 by and between Shenzhen Pengcheng Hospital and the lessor
10.5	†	English translation of real estate lease agreement dated February 28, 2017 by and between Shenzhen Pengcheng Hospital and the lessor
10.6	†	English translation of real estate lease agreement dated March 28, 2015 by and between Shenzhen Pengai Aesthetic Medical Hospital and the lessor
10.7	†	English translation of loan agreement dated November 5, 2018 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.8	†
English translation of economic interest transfer agreement dated November 5, 2018 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Yantai Pengai Jiayan Cosmetic Surgery Hospital Co., Ltd.

Exhibit number		Exhibit title
10.9	†	English translation of exclusive option agreement dated November 5, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Yantai Pengai Jiayan Cosmetic Surgery Hospital Co., Ltd.
10.10	†
English translation of equity interest pledge agreement dated November 5, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Yantai Pengai Jiayan Cosmetic Surgery Hospital Co., Ltd.
10.11	†
English translation of power of attorney dated November 5, 2018 by Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Yantai Pengai Jiayan Cosmetic Surgery Hospital Co., Ltd.
10.12	†	English translation of spousal consent letter dated November 5, 2018 by Ding Wenting
10.13	†	English translation of amended and restated loan agreement dated April 1, 2019 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.14	†
English translation of amended and restated economic interest transfer agreement dated April 1, 2019 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Hangzhou Pengai Aesthetic Medical Clinic Co., Ltd.
10.15	†
English translation of amended and restated exclusive option agreement dated April 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Hangzhou Pengai Aesthetic Medical Clinic Co., Ltd.
10.16	†
English translation of amended and restated equity interest pledge agreement dated April 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Hangzhou Pengai Aesthetic Medical Clinic Co., Ltd.
10.17	†
English translation of amended and restated power of attorney dated April 1, 2019 by Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Hangzhou Pengai Aesthetic Medical Clinic Co., Ltd.
10.18	†	English translation of amended and restated spousal consent letter dated April 1, 2019 by Ding Wenting
10.19	†	English translation of amended and restated loan agreement dated January 1, 2019 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.20	†
English translation of amended and restated economic interest transfer agreement dated January 1, 2019 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Chongqing Pengai Aesthetic Medical Hospital Co., Ltd.
10.21	†
English translation of amended and restated exclusive option agreement dated January 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Chongqing Pengai Aesthetic Medical Hospital Co., Ltd.
10.22	†
English translation of amended and restated equity interest pledge agreement dated January 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Chongqing Pengai Aesthetic Medical Hospital Co., Ltd.
10.23	†
English translation of amended and restated power of attorney dated January 1, 2019 by Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Chongqing Pengai Aesthetic Medical Hospital Co., Ltd.
10.24	†	English translation of amended and restated spousal consent letter dated January 1, 2019 by Ding Wenting

Exhibit number		Exhibit title
10.25	†	English translation of amended and restated loan agreement dated March 1, 2019 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.26	†
English translation of amended and restated economic interest transfer agreement dated March 1, 2019 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Guangzhou Pengai Aesthetic Medical Hospital Co., Ltd.
10.27	†
English translation of amended and restated exclusive option agreement dated March 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Guangzhou Pengai Aesthetic Medical Hospital Co., Ltd.
10.28	†
English translation of amended and restated equity interest pledge agreement dated March 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Guangzhou Pengai Aesthetic Medical Hospital Co., Ltd.
10.29	†
English translation of amended and restated power of attorney dated March 1, 2019 by Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Guangzhou Pengai Aesthetic Medical Hospital Co., Ltd.
10.30	†	English translation of amended and restated spousal consent letter dated March 1, 2019 by Ding Wenting
10.31	†	English translation of loan agreement dated September 29, 2018 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.32	†
English translation of economic interest transfer agreement dated September 29, 2018 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Shanghai Pengai Aesthetic Medical Clinic Co., Ltd.
10.33	†
English translation of exclusive option agreement dated September 29, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Shanghai Pengai Aesthetic Medical Clinic Co., Ltd.
10.34	†
English translation of equity interest pledge agreement dated September 29, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Shanghai Pengai Aesthetic Medical Clinic Co., Ltd.
10.35	†	English translation of power of attorney dated September 29, 2018 by Dr. Zhou Pengwu and Shenzhen Pengai Hospital Investment Management Co., Ltd. and Shanghai Pengai Aesthetic Medical Clinic Co., Ltd.
10.36	†	English translation of spousal consent letter dated September 29, 2018 by Ding Wenting
10.37	†	English translation of loan agreement dated August 10, 2018 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.38	†
English translation of economic interest transfer agreement dated August 10, 2018 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Shenzhen Pengai Xiuqi Aesthetic Medical Hospital
10.39	†
English translation of exclusive option agreement dated August 10, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Shenzhen Pengai Xiuqi Aesthetic Medical Hospital
10.40	†
English translation of equity interest pledge agreement dated August 10, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Shenzhen Pengai Xiuqi Aesthetic Medical Hospital

Exhibit number		Exhibit title
10.41	†	English translation of power of attorney dated August 10, 2018 by Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Shenzhen Pengai Xiuqi Aesthetic Medical Hospital
10.42	†	English translation of spousal consent letter dated August 10, 2018 by Ding Wenting
10.43	†	English translation of loan agreement dated October 29, 2018 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.44	†
English translation of economic interest transfer agreement dated October 29, 2018 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Changsha Pengai Aesthetic Medical Hospital Co., Ltd.
10.45	†
English translation of exclusive option agreement dated October 29, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Changsha Pengai Aesthetic Medical Hospital Co., Ltd.
10.46	†
English translation of equity interest pledge agreement dated October 29, 2018 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Changsha Pengai Aesthetic Medical Hospital Co., Ltd.
10.47	†	English translation of power of attorney dated October 29, 2018 by Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Changsha Pengai Aesthetic Medical Hospital Co., Ltd.
10.48	†	English translation of spousal consent letter dated October 29, 2018 by Ding Wenting
10.49	†	English translation of loan agreement dated January 1, 2019 by and between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Dr. Zhou Pengwu
10.50	†
English translation of economic interest transfer agreement dated January 1, 2019 by and among Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Jinan Pengai Cosmetic Surgery Hospital Co., Ltd.
10.51	†
English translation of exclusive option agreement dated January 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Jinan Pengai Cosmetic Surgery Hospital Co., Ltd.
10.52	†
English translation of equity interest pledge agreement dated January 1, 2019 by and among Shenzhen Pengai Hospital Investment Management Co., Ltd., Dr. Zhou Pengwu and Jinan Pengai Cosmetic Surgery Hospital Co., Ltd.
10.53	†	English translation of power of attorney dated January 1, 2019 by Dr. Zhou Pengwu, Shenzhen Pengai Hospital Investment Management Co., Ltd. and Jinan Pengai Cosmetic Surgery Hospital Co., Ltd.
10.54	†	English translation of spousal consent letter dated January 1, 2019 by Ding Wenting
10.55	†	Share incentive plan of Aesthetic Medical International Holdings Group Limited
10.56	†	Form of 2019 performance incentive plan of Aesthetic Medical International Holdings Group Limited
21.1	†	Subsidiaries of the registrant
23.1	†	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

Exhibit number		Exhibit title
23.2	†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.1)
23.3	†	Consent of Han Kun Law Offices (included in Exhibit 99.2)
23.4	†	Consent of O'Melveny & Myers (included in Exhibit 8.3)
24.1	†	Power of attorney (included on signature page)
99.1	†	Code of business conduct and ethics of the registrant
99.2	†	Opinion of Han Kun Law Offices regarding certain PRC law matters
99.3	†	Consent of Frost & Sullivan
99.4	†	Consent of Xue Hongwei
99.5	†	Consent of Lu Feng
99.6	†	Consent of Tsang Eric Chi Wai

†
Previously filed.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China on October 23, 2019.

AESTHETIC MEDICAL INTERNATIONAL HOLDINGS GROUP LIMITED
By:	/s/ ZHOU PENGWU
	Name:	Dr. Zhou Pengwu
	Title:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ZHOU PENGWU Name: Dr. Zhou Pengwu	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 23, 2019
/s/ WU GUANHUA Name: Wu Guanhua	Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2019
* Name: Ding Wenting	Vice-chairwoman	October 23, 2019
* Name: Hu Qing	Director	October 23, 2019
* Name: Zhou Yitao	Director	October 23, 2019
* Name: Wei Zhinan Nelson	Director	October 23, 2019
* Name: Yan Hongfei	Director	October 23, 2019

Signature		Title	Date

* Name: Zhang Jianbin		Director	October 23, 2019
*By:	/s/ ZHOU PENGWU
Name: Dr. Zhou Pengwu Attorney-in-fact

Signature of authorized representative in the United States

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Aesthetic Medical International Holdings Group Limited, has signed this registration statement or amendment thereto in Newark, Delaware, United States on October 23, 2019.

Puglisi & Associates (Authorized U.S. Representative)
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

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EXPLANATORY NOTE
Part II Information not required in prospectus
  Item 6. Indemnification of directors and officers
  Item 7. Recent sales of unregistered securities
  Item 8. Exhibits and financial statement schedules
  Item 9. Undertakings
Exhibit index